UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2025

Millrose Properties, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42476	99-2056892
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Brickell Avenue, Suite 1400
Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 782-3841

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	MRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 11, 2025, Millrose Properties, Inc. (“Millrose” or the “Company”) completed the offer and sale (the “Offering”) of $750 million aggregate principal amount of its 6.250% Senior Notes due 2032 (the “Notes”). The Notes were issued and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were issued pursuant to an indenture, dated as of September 11, 2025 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and Citibank, N.A., as trustee. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by Millrose Properties SPE LLC, a wholly-owned subsidiary of the Company.

The Notes and the guarantee are the Company’s and the guarantor’s general senior unsecured obligations and are (i) pari passu in right of payment with all of the Company’s and the guarantor’s existing and future senior indebtedness, including the indebtedness under the credit agreement, dated as of February 7, 2025, with a consortium of lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the “Revolving Credit Agreement”) and the Company’s $1.25 billion of 6.375% Senior Notes due 2030, (ii) senior in right of payment to any future subordinated indebtedness of the Company and the guarantor, (iii) effectively subordinated to all of the Company’s and the guarantor’s existing and future secured indebtedness, including the indebtedness under the Revolving Credit Agreement, to the extent of the value of the assets securing such indebtedness, and (iv) structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries that do not guarantee the Notes.

The Notes will mature on September 15, 2032. Pursuant to the Indenture, interest on the Notes accrues at a rate of 6.250% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2026.

The Company has the option to redeem some or all of the Notes on or after September 15, 2028 at the redemption prices specified in the Indenture. Prior to September 15, 2028, the Company may redeem some or all of the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest on the Notes being redeemed plus a “make-whole” premium. In addition, prior to September 15, 2028, the Company may redeem up to 40% of the Notes with cash in an amount not to exceed the net cash proceeds from certain equity offerings at a redemption price equal to 106.250% of the principal amount being redeemed plus accrued and unpaid interest on the Notes being redeemed.

The Indenture limits the Company’s and its restricted subsidiaries’ ability to, among other things: (i) create certain liens, (ii) engage in certain sale and leaseback transactions, and (iii) effect certain mergers or consolidations, or sell all or substantially all of its assets. These covenants are subject to a number of important qualifications and exceptions as set forth in the Indenture. Additionally, upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), the Company must offer to repurchase all of the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. The Indenture also provides for customary events of default.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 4.1 to this Report and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The receipt by the Company of the net cash proceeds from the Offering triggered a mandatory prepayment under that certain Credit Agreement, dated as of June 24, 2025 (as amended, the “DDTL Credit Agreement”), by and among the Company, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent (the “Administrative Agent”). The Company used a portion of the net cash proceeds from the Offering to repay in full the DDTL Credit Agreement on September 11, 2025. In connection therewith, on September 11, 2025, the Company terminated the DDTL Credit Agreement, along with all of the security interests in the assets of the Company securing the obligations. The material terms of the DDTL Credit Agreement are described in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2025, and such description is incorporated herein by reference. Affiliates of the Administrative Agent and certain lenders under the DDTL Credit Agreement were initial purchasers in the Offering.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information provided in Item 1.01 of this Report is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

4.1	Indenture, dated as of September 11, 2025, among Millrose Properties, Inc., the subsidiary guarantors party thereto and Citibank, N.A., as trustee.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLROSE PROPERTIES, INC.

Date: September 12, 2025	By:	/s/ Garett Rosenblum
	Name:	Garett Rosenblum
	Title:	Chief Financial Officer and Treasurer